Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of January 21, 2008 (“Effective Date”), by and between SpectraGenics, Inc. (“Company”) and Kevin J. Appelbaum (“Employee”).

Company extended an offer of employment to Employee pursuant to the terms of an offer letter dated January 15, 2008 (the “Offer Letter”). The Offer Letter provided, in part, that the Company intended to provide Employee with a written employment agreement detailing all of the terms of employment with the Company including but not limited to those set forth in the Offer Letter. This Agreement is the agreement contemplated thereby.

The parties agree as follows:

1. Employment. Company hereby employs Employee, and Employee hereby confirms his acceptance of employment as initially agreed to in the Offer Letter and upon the terms and conditions set forth herein. Employee’s employment with the Company commenced on the Effective Date.

2. Duties.

2.1 Position. Employee is employed as Chief Commercial Officer reporting to the Company’s President and Chief Executive Officer (CEO) and shall have the duties and responsibilities assigned both upon initial hire and as may be reasonably assigned from time to time. Employee shall perform faithfully and diligently all duties assigned to Employee.

2.2 Full-time/Best Efforts. Employee will expend Employee’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.

3. At-Will Employment Relationship. Employee’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Employee or Company subject to the provisions regarding termination set forth below in section 8. No representative of Company, other than the President and CEO, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and the Company’s President and CEO. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation.

4.1 Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an initial Base Salary of $320,000.00 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee will earn the Base Salary prorated to the date of termination.

4.2 Performance-Based Compensation Bonus. Employee will be eligible to receive individualized performance-based compensation, the criteria of such performance objectives to be defined by Employee and the CEO, subject to the approval by the Compensation Committee of the Company’s Board of Directors (the “Board”). Employee’s performance will be reviewed on an on-going basis by the CEO over the course of the first year. Although there is no minimum guaranteed bonus, Employee can expect to receive an annual total bonus equal to 50% of Base Salary upon achievement of these mutually agreed upon performance criteria which shall be evaluated as to achievement on a quarterly basis, e.g., revenue forecasts. Achievement substantially beyond these mutually agreed upon goals may result in a total annual bonus payment in excess of 50% of Base Salary, up to a maximum annual total of 100% of Base Salary. Any earned bonus will be paid within thirty days following the close of each calendar quarter, the amount and payment of which shall be determined by Company in its sole and absolute discretion and any such payment shall be subject to applicable withholding.

4.3 Options. As indicated in the accompanying Offer Letter, subject to the approval of the Company’s Board, Employee will be granted an option to purchase 880,000 shares of Company common stock (the “Option”) under the Company’s stock option plan (the “2004 Stock Plan”). As of January 15, 2008, this number of shares (880,000) is equal to 2.5% of the Company’s common stock on a fully diluted basis. Any future equity investment obtained by the Company, increases in the option pool, or similar events will decrease this percentage figure. However, from time to time the Board, in its sole discretion, may grant to certain employees additional options based on performance or other factors which, if granted, will affect their and Employee’s percentage ownership of the Company.

Subject to Employee’s continued employment, one quarter (25%) of the granted Option will vest upon the one-year anniversary of the commencement of Employee’s employment. The remainder of the Option will vest monthly over the subsequent 36-months, so long as Employee continues to be employed by the Company. A meeting of the Board will take place within 30 days of commencement of Employee’s employment and the Board shall discuss the Option proposed herein.

The exercise price of each option granted will be determined by the Company’s Board at the time of grant, at a price per share that the Board determines is not less than the fair market value of a share of the common stock of the Company as of the date of grant.

5. Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to employees of Company subject to the terms and conditions of Company’s benefit plan documents and policies. Such fringe benefits currently include, but are not limited to, medical, dental and vision plan coverage as well as a 401(k) plan. In addition, Employee shall be entitled to accrue three (3) weeks of paid vacation on an annual basis, subject to the Company’s vacation policy. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.

6. Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies. Any reimbursement Employee is entitled to receive shall (a) be paid no later than the last day of Employee’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7. No Conflict of Interest. During Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Employee’s employment with Company, as may be determined by Company in its sole discretion. If Company believes such a conflict exists, Company may ask Employee to choose to discontinue the other work or resign employment with Company.

8. Termination of Employment.

8.1 Death. If Employee’s employment with the Company terminates by reason of Employee’s death, the Company will pay to Employee’s estate the amount of any unpaid Base Salary plus any unused, accrued vacation earned by Employee through the date of Employee’s death.

8.2 Disability. If the Company or Employee terminates Employee’s employment by reason of Employee’s disability, Employee shall be entitled to Base Salary plus any unused, accrued vacation earned by Employee through the date of Employee’s termination. For purposes of this Agreement, disability shall mean the Employee’s failure to perform the essential functions of Employee’s position for 60 days, with or without reasonable accommodation, due to a mental or physical disability.

8.3 Termination by the Company for Cause or Voluntary Termination by Employee. If the Company terminates Employee’s employment for Cause (as defined in Section 8.6 below), or Employee voluntarily terminates Employee’s employment without “Good Reason” (as defined in Section 8.8 below), then Employee shall be entitled to Base Salary plus any unused, accrued vacation earned by Employee through the date of Employee’s termination.

8.4 Termination by the Company without Cause and by Employee for Good Reason. If Employee’s employment is terminated by the Company Without Cause (as defined in Section 8.6 below) or by the Employee for “Good Reason” (as defined in Section 8.8 below) and Employee executes a full general release, releasing all claims, known or unknown, that Employee may have against Company and such release has become effective in accordance with its terms prior to the 30th day following the Termination Date, then, the Company shall pay to Employee, in accordance with the Company’s regular payroll schedule, commencing with the first payroll date occurring at least 30 days following the Termination Date, an amount equal to Employee’s then effective Base Salary for a period of 12 months, payable to Employee in equal installments (the “Severance Period”), offset by the value of any compensation earned by Employee, whether or not received, during the Severance Period.

8.5 Termination Following a Change of Control. If Employee’s employment with the Company is terminated at any time other than for death, disability, voluntarily by the Employee or for Cause (as defined below), within twelve (12) months following a Change of Control (as defined below), then subject to Employee’s execution of a full general release, releasing all claims, known or unknown, that Employee may have against Company, and such release has become effective in accordance with its terms prior to the 30th day following the Termination Date, then: (a) the Company shall pay to Employee, in accordance with the Company’s regular payroll schedule, commencing with the first payroll date occurring at least 30 days following the Termination Date, an amount equal to Employee’s then effective Base Salary for a period of 12 months, payable to Employee in equal installments for the Severance Period, offset by the value of any compensation earned by Employee, whether or not received, during the Severance Period; and (b) Employee shall become fully vested with respect to all unvested shares subject to the Option.

8.6 Definition of Cause. “Cause” shall be deemed to exist if Employee engages in the following: (a) theft, dishonesty, misconduct or falsification of the Company’s or its successor’s records or property; (b) unauthorized use or disclosure of the Company’s or its successor’s confidential or proprietary information or trade secrets; (c) gross negligence or willful misconduct in the performance of Employee’s duties to the Company; (d) failure to perform such assigned duties and responsibilities as shall be consistent with the duties and responsibilities of an employee of the Company in a similar job position after receipt of a written notice of specific deficiencies and Employee has not cured any such deficiencies within fifteen days after the receipt of such notice; (e) a material breach by Employee of any agreement between Employee and the Company, and such breach has not been cured by Employee within fifteen days after written notice of the specific breach by the Company; (f) conviction (including plea of no contest) for any felony or act of fraud; or (g) the failure by Employee to cooperate in good faith with a governmental investigation of the Company or its directors, officers or employees, if the Company has requested Employee’s cooperation.

8.7 Definition of Without Cause. A termination of Employee’s employment shall be “Without Cause” if the Company unilaterally terminates Employee’s employment with the Company for any reason other than Cause; provided, however, that termination of Employee’s employment shall not be “Without Cause” if it results from the death or disability of Employee.

8.8 Definition of “Good Reason”. “Good Reason” means (i) the failure of the Company or applicable subsidiary to pay any wages, or provide any benefits due to Employee within five (5) days after written notice thereof from Employee; (ii) a reduction in Employee’s salary from that as of the inception of Employee’s employment with the Company, other than as part of a salary reduction program among similar management employees; (iii) a material change in Employee’s responsibilities, duties, reporting relationships or authorities as an employee of the Company as they existed prior ro such change; or (iv) a move of Employee’s principal place of work to a location more than fifty miles distant there from.

8.9 Definition of Change of Control. “Change of Control” shall mean the occurrence of any of the following events: (i) a dissolution, liquidation or winding up of the Company; (ii) sale of all or substantially all of the assets of the Company; (iii) the merger or consolidation of the Company by means of any transaction or series of related transactions, provided that the applicable transaction shall not be deemed a Change of Control unless the Company’s stockholders constituted immediately prior to such transaction do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity immediately following such transaction; or (iv) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that a Change of Control shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company.

9. Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

10. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under this Agreement shall be payable either: (a) in full, or (b) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by independent public accountants (the “Accountants”) selected by the Company, whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

11. Confidentiality and Proprietary Rights. Employee agrees to read, sign and abide by Company’s Employee Nondisclosure and Assignment Agreement (“Confidentiality Agreement”), which is incorporated herein by reference.

12. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of the employment relationship or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), Employee and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) in Alameda County, California. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this letter, Employee and the Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees. In addition to any other relief the arbitrator may award, the prevailing party in the arbitration shall be awarded his or its attorney fees.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. The prevailing party in any arbitration or other proceeding brought to enforce rights or claims arising out of this agreement, the employment of Employee by Company, or the termination of such employment, shall be awarded, in addition to any other remedies determined to be appropriate, his or its attorney’s fees.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Francisco, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8 Survival. Sections 8 (“Termination of Employment”), 11 (“Confidentiality and Proprietary Rights”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

14. Entire Agreement. This Agreement, including the Employee Nondisclosure and Assignment Agreement incorporated herein by reference, the Offer Letter and Company’s 2004 Stock Plan and related option documents described in section 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the President/CEO of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Kevin J. Appelbaum

Dated: 3/25/2008		/s/ Kevin J. Appelbaum
[Address]

SpectraGenics, Inc.

Dated: 3/25/2008	By:	/s/ Robert E. Grove
Robert E. Grove, Ph.D.
President and CEO